Exhibit 10.2

Covenant Transportation Group, Inc.
2009 Voluntary Incentive Opportunity

The Compensation Committee of the Board of Directors annually reviews and considers increases in the base salaries of our Chief Executive Officer, Chief Financial Officer, and our three other must highly compensated executive officers (collectively, the "Named Executive Officers").  Messrs. David Parker and Joey Hogan voluntarily elected to reduce their 2009 base salaries from $535,500 to $492,660 and from $275,000 to $253,000, respectively, with such salary reductions becoming effective as of the first pay period in January 2009.  In March of 2009, in conjunction with the 2009 Voluntary Incentive Opportunity (as defined below), Messrs. Richard Cribbs, Tony Smith, and Jim Brower voluntarily elected to reduce their 2009 base salaries from $175,000 to $168,437; from $250,000 to $231,250; and from $200,000 to $192,500, respectively.  Additionally, Messrs. Parker and Hogan elected to further reduce their 2009 base salaries, from $492,660 to $484,627 and from $253,000 to $248,875, respectively.  The March 2009 voluntary salary reductions became effective as of the first pay period in April of 2009.  As set forth below, the stockholders of the Company are being asked to approve the Amendment to the Incentive Plan at the 2009 Annual Meeting, which shall have the effect of making additional shares available for the grant of awards under the Incentive Plan from and after the effective date of the Amendment.  Such approval of the Amendment is necessary to effectuate the grant of shares of restricted Class A common stock to Messrs. Cribbs, Smith, and Brower under the 2009 Voluntary Incentive Opportunity, and accordingly, maintain the reduced 2009 cash base salaries for such Named Executive Officers discussed herein.  Based on the Named Executive Officers' voluntary election to reduce their 2009 base salaries, the Compensation Committee did not consider any increases in the base salaries of our Named Executive Officers for 2009.

In March 2009, after considering (i) certain of our goals, including our desire to control costs and conserve cash, (ii) discussions with and the recommendations of Messrs. Parker and Hogan, and (iii) our compensation philosophy and the guidelines described above, the Compensation Committee approved a plan under which individuals that voluntarily forfeited a portion of their 2009 base salary (up to ten percent (10%)) would receive, in exchange for such forfeiture, a special grant of restricted shares of our Class A common stock equal to (y) the amount of 2009 base salary voluntarily forfeited by such individuals divided by (z) the closing price of our Class A common stock two full trading days following release of our first quarter 2009 earnings (the "2009 Voluntary Incentive Opportunity").  Pursuant to the 2009 Voluntary Incentive Opportunity, each individual electing to participate was required to make such election by March 31, 2009.  As of March 31, 2009, all of the Named Executive Officers had elected to participate in the 2009 Voluntary Incentive Opportunity for a period of one year (the "Incentive Period") from April 1, 2009, through March 31, 2010; provided, that the Incentive Period is January 1, 2009, through December 31, 2009, for Messrs. Parker and Hogan, who each, as discussed above, voluntarily reduced their 2009 base salaries effective as of the first pay period in January 2009. At the expiration of the applicable Incentive Period, each Named Executive Officer's salary will revert back to his original 2009 base salary.

Except as explained herein with respect to Messrs. Parker and Hogan, the awards granted to the Named Executive Officers under the 2009 Voluntary Incentive Opportunity were contingent upon approval by our stockholders of an amendment to the 2006 Omnibus Incentive Plan.  The amendment was approved and, accordingly, this contingency has been removed.

The restricted shares granted to each Named Executive Officer as part of the 2009 Voluntarily Incentive Opportunity will vest in one-third increments when and to the extent our Class A common stock trades at or above $4.00, $6.00, and $8.00 for thirty consecutive trading days during the period beginning January 1, 2010, and ending on December 31, 2011.  Any restricted shares granted as part of an award under the 2009 Voluntary Incentive Opportunity that have not vested as of December 31, 2011, will automatically be forfeited without any obligation of ours to pay any amount to the Named Executive Officers for such unvested shares, to return any forfeited 2009 base salary of the Named Executive Officers, or to make any other payment or award whatsoever.  The Compensation Committee believes that the 2009 Voluntary Incentive Opportunity will assist us in reducing costs and conserving cash, while at the same time creating an incentive for the Named Executive Officers to maximize stockholder value.

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